                                                                   EXHIBIT 10.54



                       AMENDED AND RESTATED LOAN AGREEMENT



                          Dated as of November 3, 2000



                                     between



                             TRACTOR SUPPLY COMPANY,
                                  as Borrower,



                                       AND



                      CERTAIN SUBSIDIARIES OF THE BORROWER
                         FROM TIME TO TIME PARTY HERETO,
                                 as Guarantors,



                                       AND


                                 SUNTRUST BANK,
                                    as Lender

                                TABLE OF CONTENTS

SECTION 1   DEFINITIONS..........................................................................................     5
   1.1    Definitions............................................................................................     5
   1.2    Computation of Time Periods............................................................................    19
   1.3    Accounting Terms.......................................................................................    20
SECTION 2.  THE LOAN.............................................................................................    20
   2.1    The Loan...............................................................................................    20
   2.2    Extension Option.......................................................................................    21
SECTION 3.  OTHER PROVISIONS RELATING TO CREDIT FACILITIES.......................................................    21
   3.1    Default Rate...........................................................................................    21
   3.2    Prepayments............................................................................................    21
   3.3    Capital Adequacy.......................................................................................    21
   3.4    Conversion Option......................................................................................    22
   3.5    Illegality.............................................................................................    22
   3.6    Requirements of Law....................................................................................    22
   3.7    Taxes..................................................................................................    23
   3.8    Payments, Computations, Etc............................................................................    24
SECTION 4   GUARANTY.............................................................................................    25
   4.1    The Guaranty...........................................................................................    25
   4.2    Obligations Unconditional..............................................................................    26
   4.3    Reinstatement..........................................................................................    27
   4.4    Certain Additional Waivers.............................................................................    27
   4.5    Remedies...............................................................................................    27
   4.6    Rights of Contribution.................................................................................    28
   4.7    Guarantee of Payment; Continuing Guarantee.............................................................    29
SECTION 5   CONDITIONS...........................................................................................    29
   5.1    Closing Conditions.....................................................................................    29
SECTION 6   REPRESENTATIONS AND WARRANTIES.......................................................................    31
   6.1    Financial Condition....................................................................................    31
   6.2    No Material Change.....................................................................................    31
   6.3    Organization and Good Standing; Compliance with Law....................................................    31
   6.4    Power; Authorization; Enforceable Obligations..........................................................    32
   6.5    No Conflicts...........................................................................................    32
   6.6    Ownership..............................................................................................    33
   6.7    Indebtedness...........................................................................................    33
   6.8    Litigation.............................................................................................    33
   6.9    Taxes..................................................................................................    33
   6.10   Compliance with Law....................................................................................    33
   6.11   ERISA..................................................................................................    33
   6.12   Subsidiaries...........................................................................................    35
   6.13   Governmental Regulations, Etc..........................................................................    35
   6.14   Purpose of Loan........................................................................................    36
   6.15   Environmental Matters..................................................................................    36
   6.16   Intellectual Property..................................................................................    37
   6.17   Solvency...............................................................................................    38

   6.18   Investments............................................................................................    38
   6.19   Location of Assets.....................................................................................    38
   6.20   Disclosure.............................................................................................    38
   6.21   No Burdensome Restrictions.............................................................................    38
   6.22   Brokers' Fees..........................................................................................    38
   6.23   Labor Matters..........................................................................................    38
SECTION 7   AFFIRMATIVE COVENANTS................................................................................    39
   7.1    Financial Statements...................................................................................    39
   7.2    Preservation of Existence and Franchises...............................................................    41
   7.3    Books and Records......................................................................................    42
   7.4    Compliance with Law....................................................................................    42
   7.5    Payment of Taxes and Other Indebtedness................................................................    42
   7.6    Insurance..............................................................................................    42
   7.7    Maintenance of Property................................................................................    42
   7.8    Performance of Obligations.............................................................................    43
   7.9    Use of Proceeds........................................................................................    43
   7.10   Audits/Inspections.....................................................................................    43
   7.11   Financial Covenants....................................................................................    43
   7.12   Additional Credit Parties..............................................................................    44
   7.13   Environmental Laws.....................................................................................    44
SECTION 8   NEGATIVE COVENANTS...................................................................................    45
   8.1    Indebtedness...........................................................................................    45
   8.2    Liens..................................................................................................    46
   8.3    Nature of Business.....................................................................................    46
   8.4    Consolidation, Merger, Dissolution, etc................................................................    46
   8.5    Asset Dispositions.....................................................................................    46
   8.6    Investments............................................................................................    46
   8.7    Restricted Payments....................................................................................    47
   8.8    Prepayments of Indebtedness, etc.......................................................................    47
   8.9    Transactions with Affiliates...........................................................................    47
   8.10   Fiscal Year; Organizational Documents..................................................................    47
   8.11   Limitation on Restricted Actions.......................................................................    47
   8.12   Ownership of Subsidiaries..............................................................................    48
   8.13   Sale Leasebacks........................................................................................    48
   8.14   Capital Expenditures...................................................................................    48
   8.15   No Further Negative Pledges............................................................................    49
SECTION 9   EVENTS OF DEFAULT....................................................................................    49
   9.1    Events of Default......................................................................................    49
   9.2    Acceleration; Remedies.................................................................................    52
Section 10. MISCELLANEOUS........................................................................................    52
   10.1   Notices................................................................................................    52
   10.2   Right of Set-Off; Adjustments..........................................................................    53
   10.3   Benefit of Agreement...................................................................................    53
   10.4   No Waiver; Remedies Cumulative.........................................................................    55
   10.5   Expenses; Indemnification..............................................................................    55
   10.6   Amendments, Waivers and Consents.......................................................................    56

   10.7   Counterparts........................................................................................     56
   10.8   Headings............................................................................................     57
   10.9   Survival............................................................................................     57
   10.10  Governing Law; Submission to Jurisdiction; Venue....................................................     57
   10.11  Severability........................................................................................     58
   10.12  Entirety............................................................................................     58
   10.13  Binding Effect; Termination.........................................................................     58
   10.14  Confidentiality.....................................................................................     58
   10.15  Use of Sources......................................................................................     59
   10.16  Conflict............................................................................................     59

SCHEDULE 1.1  LIENS...........................................................................................     61
SCHEDULE 6.12 SUBSIDIARIES....................................................................................     62
SCHEDULE 6.19 LOCATION OF ASSETS..............................................................................     63
SCHEDULE 6.23 LABOR MATTERS...................................................................................     64
SCHEDULE 7.6  CERTIFICATE OF INSURANCE........................................................................     65
SCHEDULE 8.1  EXISTING INDEBTEDNESS...........................................................................     66
SCHEDULE 8.9  TRANSACTIONS WITH AFFILIATES....................................................................     67

EXHIBIT 7.1(C) FORM OF OFFICER'S COMPLIANCE CERTIFICATE.......................................................     69
EXHIBIT 7.12 FORM OF JOINDER AGREEMENT........................................................................     72
EXHIBIT 10.3(B) FORM OF ASSIGNMENT AND ACCEPTANCE.............................................................     74

                                    SCHEDULES

Schedule 1.1       Liens
Schedule 6.12      Subsidiaries
Schedule 6.19      Chief Executive Offices/Principal Places of Business
Schedule 6.23      Labor Matters
Schedule 7.6       Certificate of Insurance
Schedule 8.1       Existing Indebtedness
Schedule 8.9       Transactions with Affiliates

                                    EXHIBITS

Exhibit 7.1(c)     Form of Officer's Compliance Certificate
Exhibit 7.12       Form of Joinder Agreement
Exhibit 10.3(b)    Form of Assignment and Acceptance

                                                                   EXHIBIT 10.54


                     AMENDED AND RESTATED LOAN AGREEMENT

         THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of November 3, 2000 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), is by and among TRACTOR SUPPLY COMPANY, a Delaware corporation (the "Borrower"), the Subsidiary Guarantors (as defined herein), and SUNTRUST BANK, successor-in-interest to SunTrust Bank, Nashville, N.A., a Georgia state banking corporation (the "Lender").

                                   WITNESSETH:

         WHEREAS, Borrower and Lender entered into that certain Loan Agreement dated as of June 30, 1998; and

         WHEREAS, Borrower and Lender desire to amend and restate said Loan Agreement as provided herein.

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

         1.1      DEFINITIONS.

         As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

         "30-Day Interbank Offered Rate" means the 30-Day LIBO Rate as quoted by Telerate, Inc. and as set in Lender's Funds Management, Cost of Funds Report published each Monday through Friday that Lender is open for business. If for any reason such rate is not available, the term "30-Day Interbank Offered Rate" shall mean the rate per annum (rounded, if necessary, to the nearest 1/100 of 1%) appearing each day on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) for a term of thirty (30) days; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded, if necessary, to the nearest 1/100 of 1%). As to any date on which no such rates are available, the term "30-Day Interbank Offered Rate" shall mean such rate as determined on the next proceeding Business Day when such rate was determinable.

         "Additional Credit Party" means each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of a Joinder Agreement.

         "Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage.

         "Affiliate" means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding five percent (5%) or more of the Capital Stock in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Applicable Percentage" means, for purposes of calculating the Adjusted Eurodollar Rate, the appropriate applicable percentage corresponding to the Leverage Ratio in effect as of the most recent Calculation Date:

                  ------------------------------------------
                  PRICING       LEVERAGE          APPLICABLE
                   LEVEL         RATIO            PERCENTAGE
                  ------------------------------------------
                     I      < 2.50                   0.75%
                  ------------------------------------------
                    II      > 2.50 but < 3.0         0.875%
                            -
                  ------------------------------------------
                   III      > 3.0 but < 3.50         1.00%
                            -
                  ------------------------------------------
                    IV      > 3.50 but < 4.0         1.25%
                            -
                  ------------------------------------------
                     V      > 4.0                    1.50%
                            -
                  ------------------------------------------

The Applicable Percentages shall be determined and adjusted quarterly on the date (each a "Calculation Date") five Business Days after the date by which the Borrower is required to provide the officer's certificate in accordance with the provisions of Section 7.1(c) for the most recently ended fiscal quarter of the Consolidated Parties; provided, however, (i) until the first Calculation Date to occur subsequent to September 30, 2000, the Applicable Percentages shall be 1.25%, and (ii) if the Borrower fails to provide the officer's certificate as required by Section 7.1(c) for the last day of the most recently ended fiscal quarter of the Consolidated Parties, the Applicable Percentage from such Calculation Date shall be based on Pricing Level V until such time as an appropriate officer's certificate is provided, whereupon the Applicable Percentage shall be determined by the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding such Calculation Date. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.

         "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

         "Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such

Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

         "Base Rate" means the rate of interest established from time to time and announced by Lender as its "base rate," such rate being an interest rate used as an index for establishing interest rates on loans.

         "Borrower" means Tractor Supply Company, a Delaware corporation, together with any permitted successors and assigns.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Nashville, Tennessee are authorized or required by law to close, except that, so long as the Adjusted Eurodollar Rate is the interest rate applied hereunder and pursuant to the Note, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England.

         "Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

         "Capital Stock" means (i) in the case of a corporation, capital stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificates of deposit of (i) Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and
(e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through
(d).

         "Change of Control" means the occurrence of any of the following events: (i) any Person or two or more Persons acting in concert shall have acquired "beneficial ownership," directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of the Borrower, or (ii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower's Board of Directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

         "Closing Date" means the date hereof.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

         "Consolidated Capital Expenditures" means, for any period, all capital expenditures of the Consolidated Parties on a consolidated basis for such period, as determined in accordance with GAAP.

         "Consolidated EBITDA" means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for
(i) Consolidated Interest Expense, (ii) total federal, state, local and foreign income, value added and similar taxes and (iii) depreciation and amortization expense.

         "Consolidated EBITR" means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) total federal, state, local and foreign income, value added and similar taxes and (iii) Consolidated Rental Expense for such period.

         "Consolidated Interest Expense" means, for any period, all interest expense (including the interest component under Capital Leases and Synthetic Leases) of the Consolidated Parties on a consolidated basis for such period, as determined in accordance with GAAP (except with respect to the interest component under Synthetic Leases).

         "Consolidated Parties" means a collective reference to the Borrower and its Subsidiaries, and "Consolidated Party" means any one of them.

         "Consolidated Net Income" means, for any period, net income (excluding extraordinary items) after taxes for such period of the Consolidated Parties on a consolidated basis, as determined in accordance with GAAP.

         "Consolidated Rental Expense" means, for any period, rental expense under Operating Leases (excluding any Synthetic Lease) of the Consolidated Parties on a consolidated basis for such period, as determined in accordance with GAAP.

         "Consolidated Revenues" means, as of the end of any fiscal quarter of the Consolidated Parties for the twelve month period ending on such date, revenues of the Consolidated Parties on a consolidated basis, as determined in accordance with GAAP.

         "Credit Documents" means a collective reference to this Credit Agreement, the Note, each Joinder Agreement, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and "Credit Document" means any one of them.

         "Credit Parties" means a collective reference to the Borrower and the Guarantors, and "Credit Party" means any one of them.

         "Credit Party Obligation" means, without duplication, (i) all of the obligations of the Credit Parties to the Lender, whenever arising, under this Credit Agreement, the Note or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing from the Borrower to Lender, or any Affiliate of Lender, arising under any Hedging Agreement relating to the Credit Party Obligations.

         "Current Assets" means, as of any date, the total amount of current assets of the Consolidated Parties on a consolidated basis, as determined in accordance with GAAP.

         "Current Liabilities" means, as of any date, the total amount of current liabilities of the Consolidated Parties on a consolidated basis, as determined in accordance with GAAP.

         "Current Ratio" means, at any time, the ratio of (a) Current Assets to
(b) the sum of (i) Current Liabilities plus (ii) the aggregate principal amount of the Revolving Obligations outstanding as such term is defined in the Syndicated Agreement.

         "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

         "Dollars" and "$" means dollars in lawful currency of the United States of America.

         "Domestic Subsidiary" means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

         "Eligible Assignee" means (i) an Affiliate of Lender; and (ii) any other Person approved by the Lender and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with
Section 10.3, the Borrower (such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Lender from the Borrower within two Business Days after notice of such proposed assignment has been provided by the assigning Lender to the Borrower); provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

         "Environmental Laws" means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

         "Equity Issuance" means any issuance by any Consolidated Party to any Person which is not a Credit Party of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants or
(c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

         "ERISA Affiliate" means an entity which is under common control with any Consolidated Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Consolidated Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

         "ERISA Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041 (a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

         "Eurodollar Rate" means the rate per annum determined by the Lender to be equal to the quotient obtained by dividing (a) the 30-Day Interbank Offered Rate by (b) 1 minus the Eurodollar Reserve Requirement. The Eurodollar Rate shall be determined on the first Business Day of each month during the term of the Loan and shall remain fixed until the first Business Day of the following month.

         "Eurodollar Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurodollar liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined.

         "Event of Default" shall have the meaning as defined in Section 9.1.

         "Fixed Charge Coverage Ratio" means, with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Consolidated EBITR for the prior twelve month period to (b) the sum of (i) Consolidated Interest Expense for the prior twelve month period plus (ii) Scheduled Funded Debt Payments for the prior twelve month period plus (iii) Consolidated Rental Expense for the prior twelve month period.

         "Foreign Subsidiary" means, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary of such Person.

         "Funded Indebtedness" means, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than Indebtedness of the types referred to in clause (e), (f), (g), (i), and (1) of the definition of "Indebtedness" set forth in this Section 1.1, (b) all Indebtedness of another Person of the type referred to in clause (a) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all Guaranty Obligations of such Person with respect to Indebtedness of the type referred to in clause (a) above of another Person and (d) Indebtedness of the type referred to in clause
(a) above of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

         "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

         "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "Guarantors" means a collective reference to each of the Subsidiary Guarantors and "Guarantor" means any one of them.

         "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any Property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

         "Hedging Agreements" means any interest rate protection agreement or foreign currency exchange agreement.

         "Indebtedness" means, with respect to any Person, without duplication,
(a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) the principal portion of all obligations of such Person under Synthetic Leases and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

         "Interest Period" means any period during the Term of the Loan beginning on the first Business Day of each month and ending on the day immediately preceding the first Business Day of the following month.

         "Investment" means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

         "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit 7.12 hereto, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 7.12.

         "Lender" means SunTrust Bank, a Georgia state banking corporation, together with its successors and permitted assigns.

         "Leverage Ratio" means, with respect to the Consolidated Parties on a consolidated basis for the twelve month period ending on the last day of any fiscal quarter, the ratio of (a) the sum of (i) Funded Indebtedness on the last day of such period plus (ii) Consolidated Rental Expense for such period multiplied by six to (b) the sum of (i) Consolidated EBITDA for such period plus
(ii) Consolidated Rental Expense for such period.

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

         "Loan" means the credit facility by Borrower to Lender contemplated by this Agreement.

         "Material Adverse Effect" means a material adverse effect on (a) the business, operations, assets, property, condition (financial or otherwise), liabilities or prospects of the Borrower and its Subsidiaries taken as a whole,
(b) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (c) the material rights and remedies of the Lender under the Credit Documents.

         "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

         "Maturity Date" means November 1, 2003, as such date may be extended pursuant to Section 2.2.

         "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

         "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001 (a)(3) of ERISA.

         "Multiple Employer Plan" means a Plan which any Consolidated Party or any ERISA Affiliate and at least one employer other than the Consolidated Parties or any ERISA Affiliate are contributing sponsors.

         "Net Cash Proceeds" means the aggregate cash proceeds received by the Consolidated Parties in respect of any Equity Issuance, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Consolidated Parties in any Equity Issuance.

         "Net Worth" means, as of any date with respect to the Consolidated Parties on a consolidated basis, shareholder's equity or net worth, as determined in accordance with GAAP.

         "Note" means the Amended and Restated Term Note of the Borrower executed of even date herewith, payable to the order of Lender and evidencing the Loan, as amended and supplemented from time to time, and any replacement or substitution thereof.

         "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

         "Other Taxes" shall have the meaning assigned to such term in Section 3.4.

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

         "Permitted Investments" means Investments which are either (i) cash and Cash Equivalents; (ii) accounts receivable created, acquired or made by any Consolidated Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments consisting of Capital Stock, obligations, securities or other property received by any Consolidated Party in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; and (iv) investments in any Credit Party.

         "Permitted Liens" means:

                           (i) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

                           (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provide that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

                           (iii) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any Consolidated Party in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                           (iv) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

                           (v) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

                           (vi) Liens on Property securing purchase money Indebtedness (including Capital Leases and Synthetic Leases) to the extent permitted under Section 8.1(b), provided that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof,

                           (vii) leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;

                           (viii) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

                           (ix) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

                           (x)      Liens of a collecting bank arising under
                  Section 4-210 of the Uniform Commercial Code on items in the course of collection; and

                           (xi) Liens existing as of the Closing Date and set forth on Schedule 1.1; provided that (a) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date and (b) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced.

         "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, business trust, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

         "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Consolidated Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Regulation T, U, or X" means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles) of any Materials of Environmental Concern.

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

         "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other

Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

         "Restricted Payment" means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any merger or consolidation involving any Consolidated Party), or to the direct or indirect holders of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, in their capacity as such (other than dividends or distributions payable in the same class of Capital Stock of the applicable Person or to any Credit Party (directly or indirectly through Subsidiaries), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

         "Scheduled Funded Debt Payments" means, as of the end of each fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Funded Indebtedness for the applicable period ending on such date (including the principal component of payments due on Capital Leases during the applicable period ending on such date); it being understood that Scheduled Funded Debt Payments shall not include voluntary prepayments.

         "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

         "Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (i) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Subsidiary" means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock.

         "Subsidiary Guarantor" means each of the Persons identified as a "Subsidiary Guarantor" on the signature pages hereto and each Additional Credit Party which may hereafter execute a Joinder Agreement, together with their successors and permitted assigns, and "Subsidiary Guarantor" means any one of them.

         "Syndicated Agreement" means that certain Credit Agreement dated as of November 3, 2000 entered into by and among Borrower, Guarantors, Bank of America, N.A., as Administrative Agent, Banc of America Securities, LLC, as Lead Arranger and Book Manager, Firstar Bank, National Association, SouthTrust Bank, AmSouth Bank, Compass Bank, and Lender, as such may be amended from time to time.

         "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease.

         "Taxes" shall have the meaning assigned to such term in Section 3.4.

         "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

         "Wholly Owned Subsidiary" of any Person means any Subsidiary 100% of whose Voting Stock or other equity interest is at the time owned by such Person directly or indirectly through another Wholly Owned Subsidiary.

         1.2      COMPUTATION OF TIME PERIODS.

         For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

         1.3      ACCOUNTING TERMS.

         Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements as at January 1, 2000); provided, however, if (a) the Credit Parties shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Lender shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Credit Parties to the Lender as to which no such objection shall have been made.

SECTION 2.

THE LOAN

         2.1      THE LOAN.

                  (a) Subject to the terms and conditions of and relying on the representations, warranties and covenants contained in this Agreement, the Lender agrees to make available to the Borrower a term loan of Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Forty-Five and No/100 Dollars ($9,999,945.00).

                  (b) The Loan shall be evidenced by the Note and shall be payable in accordance with its terms. Interest shall accrue at the Adjusted Eurodollar Rate as set forth in the Note.

         2.2      EXTENSION OPTION.

         The Borrower may, by notice to the Lender, given not more than 90 days and not less than 45 days prior to the first anniversary of the Closing Date request that the Lender extend the Maturity Date for an additional 364 days from the existing Maturity Date. Lender shall, by notice to the Borrower given not later than the 30th day prior to the first anniversary of the Closing Date, advise the Borrower whether or not it agrees, at its sole and absolute discretion, to extend the Maturity Date for an additional 364 days. If the Lender timely agrees in writing to extend the existing Maturity Date for an additional 364 day period, then the Maturity Date shall be extended to the date 364 days from the existing Maturity Date pursuant to a duly executed written amendment to this Credit Agreement.

SECTION 3.

OTHER PROVISIONS RELATING TO CREDIT FACILITIES

         3.1      DEFAULT RATE.

         Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loan and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the Base Rate.

         3.2      PREPAYMENTS.

         The Borrower shall have the right to prepay the Loan in whole or in part from time to time without premium or penalty; provided, however, that each partial prepayment of the Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000. Any prepayment hereunder shall be applied as follows: first, to the payment of any fees owed to Lender; second, to any accrued interest under the Note; and third, to the payment of the outstanding principal of the Loan in inverse order of maturity.

         3.3      CAPITAL ADEQUACY.

         If the Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy), then, upon notice from such Lender to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

         3.4      CONVERSION OPTION.

         If on or prior to the first Business Day of any month during the term of the Loan, the Lender determines that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period then the Lender shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall have the option to convert the interest rate applied pursuant to the Note from the Adjusted Eurodollar Rate to the Base Rate, such conversion becoming effective on the first day of such Interest Period. If for any reason whatsoever, a conversion occurs pursuant to this Section 3.4 on a day which is not the last day of the then current Interest Period, the Borrower shall compensate Lender for any loss resulting therefrom.

         3.5      ILLEGALITY.

         Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for Lender to apply the Adjusted Eurodollar Rate as contemplated in the Note, (a) Lender shall promptly give written notice of such circumstances to the Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), and (b) the interest rate applied under the Note shall be converted automatically to the Base Rate on the last day of the then current Interest Period or within such earlier period as required by law. If for any reason whatsoever, a conversion occurs pursuant to this Section 3.5 on a day which is not the last day of the then current Interest Period, the Borrower shall compensate Lender for any loss resulting therefrom.

         3.6      REQUIREMENTS OF LAW.

         If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

                           (i) shall subject Lender to any tax, duty, or other
                  charge with respect to the Loan or the Note, or change the basis of taxation of any amounts payable to Lender under this Credit Agreement or the Note (other than taxes imposed on the overall net income of Lender by the jurisdiction in which such Lender has its principal office);

                           (ii) shall impose, modify, or deem applicable any
                  reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender; or

                           (iii) shall impose on Lender or the London interbank
                  market any other condition affecting this Credit Agreement or the Note;

and the result of any of the foregoing is to increase the cost to Lender of continuing or maintaining the Loan or to reduce any sum received or receivable by Lender under this Credit Agreement or the Note, then the Borrower shall pay to Lender on demand such amount or amounts as will compensate Lender for such increased cost or reduction. Lender shall promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle Lender to compensation pursuant to this Section 3.6. If Lender claims compensation under this Section 3.6, Lender shall furnish to the Borrower a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

         3.7      TAXES.

                  (a) Any and all payments by any Credit Party to or for the account of Lender shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Credit Party shall furnish to the Lender, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof.

                  (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as "Other Taxes").

                  (c) The Borrower agrees to indemnify the Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.4) paid by the Lender (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

                  (d) Within thirty (30) days after the date of any payment of Taxes, the applicable Credit Party shall furnish to the Lender the original or a certified copy of a receipt evidencing such payment.

                  (e) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 3.7 shall survive the repayment of the Loan and other obligations under the Credit Documents.

         3.8      PAYMENTS, COMPUTATIONS, ETC.

                  (a) Except as otherwise specifically provided herein, all payments hereunder shall be made to the Lender in Dollars in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, at the Lender's office specified in Section
         10.1 not later than 2:00 p.m. (Nashville, Tennessee time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Lender may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower or any other Credit Party maintained with the Lender (with notice to the Borrower or such other Credit Party). Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

                  (b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

                  FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Lender in connection with enforcing the rights of the Lenders under the Credit Documents;

                  SECOND, to payment of any fees owed to the Lender;

                  THIRD, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest;

                  FOURTH, to the payment of the outstanding principal amount of the Credit Party Obligations;

                  FIFTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FOURTH" above; and

                  SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

         In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

SECTION 4.

GUARANTY

         4.1      THE GUARANTY.

         Each of the Guarantors hereby jointly and severally guarantees to the Lender, each Affiliate of Lender that enters into a Hedging Agreement, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, by acceleration, or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, by acceleration, or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration, or otherwise) in accordance with the terms of such extension or renewal.

         Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, the obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

         4.2      OBLIGATIONS UNCONDITIONAL.

         The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Lender (and any Affiliates of Lenders entering into Hedging Agreements) has been paid in full and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lender in connection with monies received under the Credit Documents or Hedging Agreements. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

                  (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

                  (b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement or any other agreement or instrument referred to in the Credit Documents or Hedging Agreements shall be done or omitted;

                  (c) the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement or any other agreement or instrument referred to in the Credit Documents or Hedging Agreements shall be waived or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

                  (d) any Lien granted to, or in favor of, the Lender as security for any of the Credit Party Obligations shall fail to attach or be perfected; or

                  (e) any of the Credit Party Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any

         Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement or any other agreement or instrument referred to in the Credit Documents or Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

         4.3      REINSTATEMENT.

         The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

         4.4      CERTAIN ADDITIONAL WAIVERS.

         Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Credit Party Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

         4.5      REMEDIES.

         The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Lender, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of
Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Credit Party Obligations being deemed to have become automatically due and payable), the Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1.

         4.6      RIGHTS OF CONTRIBUTION.

         The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor's Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the prior payment in full to the Lender and the Lenders of the Guaranteed Obligations, and none of the Guarantors shall exercise any right or remedy under this Section 4.6 against any other Guarantor until payment and satisfaction in full of all of such Guaranteed Obligations. For purposes of this Section 4.6, (a) "Guaranteed Obligation" shall mean any obligations arising under the other provisions of this Section 4; (b) "Excess Payment" shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Guaranteed Obligations; (c) "Pro Rata Share" shall mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (d) "Contribution Share" shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 4.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable law against the Borrower in respect of any payment of Guaranteed Obligations.

         4.7      GUARANTEE OF PAYMENT; CONTINUING GUARANTEE.

         The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.

SECTION 5.

CONDITIONS

         5.1      CLOSING CONDITIONS.

         The obligation of the Lender to enter into this Credit Agreement and to make the Loan shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Lenders):

                  (a) Executed Credit Documents. Receipt by the Lender of duly executed copies of (i) this Credit Agreement, (ii) the Note and (iii) all other Credit Documents, each in form and substance acceptable to the Lender in its sole discretion.

                  (b) Corporate Documents. Receipt by the Lender of the following:

                           (i) Charter Documents. Copies of the articles or
                  certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                           (ii) Bylaws. A copy of the bylaws of each Credit
                  Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                           (iii) Good Standing. Copies of certificates of good
                  standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and Tennessee and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.

                           (iv) Incumbency. An incumbency certificate of each
                  Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

                  (c) Financial Statements. Receipt by the Lender of (i) the consolidated and consolidating financial statements of the Borrower and its Subsidiaries, including balance sheets and income and cash flow statements for the fiscal year 1999 and audited by nationally recognized independent public accountants and containing an unqualified opinion of such firm that such statements present fairly the consolidated and consolidating financial position of the Borrower and its Subsidiaries and are prepared in conformity with GAAP and (ii) such other information relating to the Borrower and its Subsidiaries as the Lender may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

                  (d) Lien Searches. The Lender shall have received with respect to the Borrower searches of Uniform Commercial Code filings in Delaware, Tennessee and Texas, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.

                  (e) Evidence of Insurance. Receipt by the Lender of copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents.

                  (f) Material Adverse Effect. No material adverse change shall have occurred since January 1, 2000 in the condition (financial or otherwise), business, assets, liabilities, operations, management or prospects of the Consolidated Parties taken as a whole.

                  (g) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against a Consolidated Party that could have a Material Adverse Effect.

                  (h) Officer's Certificates. The Lender shall have received a certificate or certificates executed by the chief financial officer of the Borrower as of the Closing Date stating that (i) each Credit Party is in compliance with all existing financial obligations, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect, and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated therein to occur on such date, (A) each of the Credit Parties is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (D) the Credit Parties are in compliance with each of the financial covenants set forth in Section 7.11.

                  (i) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Lender, including, without limitation, reasonable attorney fees.

                  (j) Other. Receipt by the Lender of such other documents, instruments, agreements or information as reasonably requested by Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Consolidated Parties.

SECTION 6.

REPRESENTATIONS AND WARRANTIES

         The Credit Parties hereby represent to the Lender that:

         6.1      FINANCIAL CONDITION.

         The financial statements delivered to the Lender pursuant to Section 5.1(c) and Section 7.1 (a) and (b), (i) have been prepared in accordance with GAAP and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

         6.2      NO MATERIAL CHANGE.

         Since January 1, 2000, (a) there has been no development or event relating to or affecting a Consolidated Party which has had or could reasonably be expected to have a Material Adverse Effect and (b) except as otherwise permitted under this Credit Agreement, no dividends or other distributions have been declared, paid or made upon the Capital Stock in a Consolidated Party nor has any of the Capital Stock in a Consolidated Party been redeemed, retired, purchased or otherwise acquired for value.

         6.3      ORGANIZATION AND GOOD STANDING; COMPLIANCE WITH LAW.

         Each of the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the requisite power and authority to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect.

         6.4      POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS.

         Each of the Credit Parties has the corporate or other necessary power and authority, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate action to authorize the borrowings and other extensions of credit on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party. This Credit Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of the Credit Parties. This Credit Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         6.5      NO CONFLICTS.

         Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect, or (d) result in or require the creation of any Lien upon or with respect to its properties. No Default or Event of Default has occurred and is continuing.

         6.6      OWNERSHIP.

         Each Consolidated Party is the owner of, and has good and marketable title to, all of its respective assets and none of such assets is subject to any Lien other than Permitted Liens.

         6.7      INDEBTEDNESS.

         Except as otherwise permitted under Section 8.1, the Consolidated Parties have no Indebtedness.

         6.8      LITIGATION.

         There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against any Consolidated Party which could reasonably be expected to have a Material Adverse Effect.

         6.9      TAXES.

         Each Consolidated Party has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or
(ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Credit Party is aware as of the Closing Date of any proposed tax assessments against it or any Consolidated Party.

         6.10     COMPLIANCE WITH LAW.

         Each Consolidated Party is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply could not have a Material Adverse Effect.

         6.11     ERISA.

                  (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

                  (b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

                  (c) Neither any Consolidated Party nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Consolidated Party nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither any Consolidated Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

                  (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or
         Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

                  (e) Neither any Consolidated Party nor any ERISA Affiliates has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects of such sections.

                  (f) Neither the execution and delivery of this Credit Agreement nor the consummation of the financing transactions contemplated thereunder will involve any transaction which is subject to the prohibitions of Sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to

         Section 4975 of the Code. The representation by the Credit Parties in the preceding sentence is made in reliance upon and subject to the accuracy of the Lender's representation in Section 10.15 with respect to their source of funds and is subject, in the event that the source of the funds used by the Lender in connection with this transaction is an insurance company's general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925
         (1995), compliance with the regulations issued under Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company's general asset account do not constitute assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA of a "plan" within the meaning of Section 4975(e)(1) of the Code.

         6.12     SUBSIDIARIES.

         Set forth on Schedule 6.12 is a complete and accurate list of all Subsidiaries of each Consolidated Party. Information on Schedule 6.12 includes jurisdiction of incorporation, the number of shares of each class of Capital Stock outstanding, the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Credit Party; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Consolidated Party, directly or indirectly, free and clear of all Liens. Other than as set forth in Schedule 6.12, no Consolidated Party has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.
Schedule 6.12 may be updated from time to time by the Borrower by giving written notice thereof to the Lender.

         6.13     GOVERNMENTAL REGULATIONS, ETC.

                  (a) No part of the proceeds of the Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities that are "margin stock" within the meaning of Regulation U. If requested by Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loan was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any "margin security" within the meaning of Regulation
         T. "Margin stock" within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Consolidated Parties. None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loan) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

                  (b) No Consolidated Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, no Consolidated Party is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  (c) No director, executive officer or principal shareholder of any Consolidated Party is a director, executive officer or principal shareholder of Lender. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

                  (d) Each Consolidated Party has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the ownership of its respective Property and to the conduct of its respective businesses as presently conducted.

                  (e) No Consolidated Party is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations), which violation could have a Material Adverse Effect.

                  (f) Each Consolidated Party is current with all material reports and documents, if any, required to be filed with any state or federal securities commission or similar securities agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

         6.14     PURPOSE OF LOAN.

         The proceeds of the Loan were used for general business purposes.

         6.15     ENVIRONMENTAL MATTERS.

         Except as would not have or be reasonably expected to have a Material Adverse Effect:

                  (a) Each of the facilities and properties owned, leased or operated by the Consolidated Parties (the "Properties") and all operations at the Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the businesses operated by the Consolidated Parties (the "Businesses"), and there are no conditions relating to the Businesses or Properties that could give rise to liability under any applicable Environmental Laws.

                  (b) None of the Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

                  (c) No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any Consolidated Party have knowledge or reason to believe that any such notice will be received or is being threatened.

                  (d) Materials of Environmental Concern have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

                  (e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of any Credit Party, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Properties or the Businesses.

                  (f) There has been no release, or threat of release, of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

         6.16     INTELLECTUAL PROPERTY.

         Each Consolidated Party owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes (the "Intellectual Property") necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal fight to use could not have a

Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties' knowledge the use of such Intellectual Property by any Consolidated Party does not infringe on the fights of any Person, except for such claims and infringements that, in the aggregate, could not have a Material Adverse Effect.

         6.17     SOLVENCY.

         Each Consolidated Party is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

         6.18     INVESTMENTS.

         All Investments of each Consolidated Party are Permitted Investments.

         6.19     LOCATION OF ASSETS.

         Set forth on Schedule 6.19 is the chief executive office and principal place of business of each Consolidated Party.

         6.20     DISCLOSURE.

         Neither this Credit Agreement nor any financial statements delivered to the Lender nor any other document, certificate or statement famished to the Lender by or on behalf of any Consolidated Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

         6.21     NO BURDENSOME RESTRICTIONS.

         No Consolidated Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         6.22     BROKERS' FEES.

         None of the Borrower or any of its Subsidiaries has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents.

         6.23     LABOR MATTERS.

         (a) Except as set forth on Schedule 6.23, there are no collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party, and (b) none of the Consolidated Parties (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, or
(ii) has knowledge of any potential or pending strike, walkout or work stoppage.

SECTION 7.

AFFIRMATIVE COVENANTS

         Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding:

         7.1      FINANCIAL STATEMENTS.

         The Credit Parties will furnish, or cause to be furnished, to the
Lender:

                  (a) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Consolidated Parties, the consolidated and consolidating balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal year, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated and consolidating figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Lender and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner.

                  (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Consolidated Parties (other than the fourth fiscal quarter, in which case 90 days after the end thereof) a consolidated and consolidating balance sheet and income statement of the Consolidated Parties, as of the end of such fiscal quarter, together with related consolidated and consolidating statements of operations and retained earnings and of cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Lender, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

                  (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer of the Borrower substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto.

                  (d) Annual Budget. At least 10 days prior to the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 30, 2000, a budget of the Consolidated Parties containing, among other things, pro forma financial statements for the next fiscal year.

                  (e) Accountant's Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

                  (f) Auditor's Report. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person.

                  (g) Reports. Promptly upon transmission or receipt thereof,
         (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Consolidated Party shall send to its shareholders or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such a holder and (ii) upon the request of the Lender, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

                  (h) Notices. Upon obtaining knowledge thereof, the Credit Parties will give written notice to the Lender immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, and (ii) the occurrence of any of the following with respect to any Consolidated Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined is likely to have a Material Adverse Effect, (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect, or (C) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against such Person or any ERISA Affiliate, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or the termination of any Plan.

                  (i) ERISA. Upon obtaining knowledge thereof, the Credit Parties will give written notice to the Lender promptly (and in any event within five business days) of. (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the Lender with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

                  (j) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any Consolidated Party as the Lender may reasonably request.

         7.2      PRESERVATION OF EXISTENCE AND FRANCHISES.

         Each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

         7.3      BOOKS AND RECORDS.

         Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

         7.4      COMPLIANCE WITH LAW.

         Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could have a Material Adverse Effect.

         7.5      PAYMENT OF TAXES AND OTHER INDEBTEDNESS.

         Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could have a Material Adverse Effect.

         7.6      INSURANCE.

         Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. The present insurance coverage of the Consolidated Parties is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.6.

         7.7      MAINTENANCE OF PROPERTY.

         Each Credit Party will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and casualty and condemnation excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

         7.8      PERFORMANCE OF OBLIGATIONS.

         Each Credit Party will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

         7.9      USE OF PROCEEDS.

         The Borrower will use the proceeds of the Loan solely for the purposes set forth in Section 6.14.

         7.10     AUDITS/INSPECTIONS.

         Upon reasonable notice and during normal business hours, each Credit Party will, and will cause each of its Subsidiaries to, permit representatives appointed by the Lender, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Lender or its representatives to investigate and verify the accuracy of information provided to the Lender and to discuss all such matters with the officers, employees and representatives of such Person.

         7.11     FINANCIAL COVENANTS.

                  (a) Current Ratio. At all times the Current Ratio shall be greater than or equal to 1.1 to 1.0.

                  (b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be greater than or equal to 1.35 to 1.0;

                  (c) Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be less than or equal to
         4.25 to 1.0; except that the Leverage Ratio, as of the last day of the fiscal quarters of the Borrower ending September 30, 2000, March 31, 2001, September 30, 2001 and March 31, 2002 shall be less than or equal to 4.50 to 1.0;

                  (d) Net Worth. Net Worth shall at all times be greater than or equal to $133,200,000, increased on a cumulative basis as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending September 30, 2000 by an amount equal to 50% of Consolidated Net Income for the fiscal quarter then ended (without deductions for any losses) plus 100% of the Net Cash Proceeds from any Equity Issuance subsequent to the Closing Date.

         7.12     ADDITIONAL CREDIT PARTIES.

         As soon as practicable and in any event within 30 days after any Person becomes a Subsidiary of any Credit Party, the Borrower shall provide the Lender with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall if such Person is a Domestic Subsidiary of a Credit Party, cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit 7.12 and cause such Person to deliver such other documentation as the Lender may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person, and favorable opinions of counsel to such Person all in form, content and scope reasonably satisfactory to the Lender.

         7.13     ENVIRONMENTAL LAWS.

                  (a) The Consolidated Parties shall comply in all material respects with, and take reasonable actions to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable actions to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

                  (b) The Consolidated Parties shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the failure to do or the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect; and

                  (c) The Consolidated Parties shall defend, indemnify and hold harmless the Lender, and its respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Loan and all other amounts payable hereunder.

SECTION 8.

NEGATIVE COVENANTS

         Each Credit Party hereby covenants and agrees that, so long as this Credit Agreement is in effect or any amounts payable hereunder or under any other Credit Document shall remain outstanding:

         8.1      INDEBTEDNESS.

         The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness, except:

                  (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

                  (b) purchase money Indebtedness (including obligations in respect of Capital Leases) hereafter incurred by the Borrower to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

                  (c) Indebtedness of the Borrower set forth in Schedule 8.1 (but not including any renewals, refinancings or extensions thereof);
         (d) obligations of the Borrower in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

                  (e) intercompany Indebtedness arising out of loans, advances and Guaranty Obligations permitted under Section 8.6;

                  (f) Indebtedness of the Borrower and its Subsidiaries in respect of Synthetic Leases, provided that such Indebtedness shall not exceed an aggregate principal amount of $30,000,000 at any one time outstanding; and

                  (g) other unsecured Indebtedness of the Borrower and its Subsidiaries in an amount not to exceed $5,000,000 in the aggregate at any one time.

         8.2      LIENS.

         The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

         8.3      NATURE OF BUSINESS.

         The Credit Parties will not permit any Consolidated Party to substantively alter the character or conduct of the business conducted by such Person as of the Closing Date.

         8.4      CONSOLIDATION, MERGER, DISSOLUTION, ETC.

         The Credit Parties will not permit any Consolidated Party to enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 8.4, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that (i) the Borrower shall be the continuing or surviving corporation and (ii) after giving effect to such transaction, no Default or Event of Default exists, (b) any Credit Party other than the Borrower may merge or consolidate with any other Credit Party other than the Borrower provided that after giving effect to such transaction, no Default or Event of Default exists, (c) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that (i) such Credit Party shall be the continuing or surviving corporation and (ii) after giving effect to such transaction, no Default or Event of Default exists, and (d) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any other Consolidated Party which is not a Credit Party provided that, after giving effect to such transaction, no Default or Event of Default exists.

         8.5      ASSET DISPOSITIONS.

         The Credit Parties will not permit any Consolidated Party to sell, lease, transfer or otherwise dispose of any Property other than (a) the sale of inventory in the ordinary course of business for fair consideration, (b) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person's business, (c) the sale, lease, transfer or other disposition of Property to any Credit Party in the ordinary course of business and (d) other sales of assets of the Consolidated Parties, including transactions of the type described in Section 8.13, having a net book value not to exceed $ 10,000,000 in the aggregate during the term of this Credit Agreement.

         8.6      INVESTMENTS.

         The Credit Parties will not permit any Consolidated Party to make Investments in or to any Person, except for Permitted Investments.

         8.7      RESTRICTED PAYMENTS.

         The Credit Parties will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person and (b) to make dividends or other distributions payable to the Borrower (directly or indirectly through Subsidiaries).

         8.8      PREPAYMENTS OF INDEBTEDNESS, ETC.

         The Credit Parties will not permit any Consolidated Party to (a) after the issuance thereof, amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness if such amendment or modification would add or change any terms in a manner adverse to the issuer of such Indebtedness, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or change any subordination provision thereof, or (b) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any other Indebtedness.

         8.9      TRANSACTIONS WITH AFFILIATES.

         Except as set forth on Schedule 8.9, the Credit Parties will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) normal compensation and reimbursement of expenses of officers and directors and (b) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

         8.10     FISCAL YEAR; ORGANIZATIONAL DOCUMENTS.

         The Credit Parties will not permit any Consolidated Party to (a) change its fiscal year or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in a manner that would adversely affect the rights of the Lender.

         8.11     LIMITATION ON RESTRICTED ACTIONS.

         The Credit Parties will not permit any Consolidated Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(b) or the Capital Leases described on Schedule 8.1, provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith,
(iv) any document or instrument governing Indebtedness incurred pursuant to
Section 8.1(f), provided that any such restriction contained therein relates only to the asset or assets securing such Indebtedness, or (v) the Syndicated Agreement.

         8.12     OWNERSHIP OF SUBSIDIARIES.

         Notwithstanding any other provisions of this Credit Agreement to the contrary, the Credit Parties will not permit any Consolidated Party to (i) permit any Person (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, (ii) permit any Subsidiary of the Borrower to issue Capital Stock (except to the Borrower or to a Wholly-Owned Subsidiary of the Borrower), (iii) permit, create, incur, assume or suffer to exist any Lien thereon, in each case except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (B) for Permitted Liens and (iv) notwithstanding anything to the contrary contained in clause (ii) above, permit any Subsidiary of the Borrower to issue any shares of preferred Capital Stock.

         8.13     SALE LEASEBACKS.

         Except as permitted by clause (c) of Section 8.5, the Credit Parties will not permit any Consolidated Party to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which such Consolidated Party has sold or transferred or is to sell or transfer to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

         8.14     CAPITAL EXPENDITURES.

         The Credit Parties will not permit Consolidated Capital Expenditures to exceed (a) $30,000,000 for fiscal year 2000 and (b) $25,000,000 for any fiscal year thereafter.

         8.15     NO FURTHER NEGATIVE PLEDGES.

         The Credit Parties will not permit any Consolidated Party to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1(b) or the Capital Leases described on Schedule 8.1, provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (c) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(f), provided that any such restriction contained therein relates only to the asset or assets securing such Indebtedness, and (d) the Syndicated Agreement.

SECTION 9.

EVENTS OF DEFAULT

         9.1      EVENTS OF DEFAULT.

         An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

                  (a)      Payment. Any Credit Party shall

                           (i) default in the payment when due of any principal due pursuant to the Loan or the Note, or

                           (ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loan or the Note, or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

                  (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

                  (c)      Covenants. Any Credit Party shall

                           (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.4, 7.9, 7.11, 7.12 or 8.1 through 8.15, inclusive;

                           (ii) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(a), (b), (c) or (d) and such default shall continue unremedied for a period of at least 5 days after the earlier of a responsible officer of a Credit Party becoming aware of such default or notice thereof by the Lender; or

                           (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this
                  Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a responsible officer of a Credit Party becoming aware of such default or notice thereof by the Lender; or

                  (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods, if any), or (ii) except as a result of or in connection with a merger of a Subsidiary permitted under Section 8.4, any Credit Document shall fail to be in full force and effect or to give the Lender the rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

                  (e) Guaranties. Except as the result of or in connection with a merger of a Subsidiary permitted under Section 8.4, the guaranty given by any Guarantor hereunder (including any Additional Credit Party) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Additional Credit Party) hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

                  (f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any Consolidated Party; or

                  (g)      Defaults under Other Agreements.

                           (i) Any Consolidated Party shall default in the performance or observance (beyond the applicable grace period with respect thereto, if any) of any material obligation or condition of any contract or lease material to the Consolidated Parties, taken as a whole; or

                           (ii) With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $500,000 in the aggregate for the Consolidated Parties taken as a whole, (A) any Consolidated Party shall (1) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, or

                  (h) Judgment. One or more judgments or decrees shall be entered against one or more of the Consolidated Parties involving a liability of $500,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof, or

                  (i) ERISA. Any of the following events or conditions, if such event or condition could have a Material Adverse Effect: (i) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Lender, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability;

                  (j)      Ownership. There shall occur a Change of Control; or

                  (k) Syndicated Agreement. A default occurs under the Syndicated Agreement.

         9.2      ACCELERATION; REMEDIES.

         Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Lender, or cured to the satisfaction of the Lender, the Lender shall, by written notice to the Credit Parties, take any of the following actions:

                  (a) Acceleration. Declare the unpaid principal of and any accrued interest in respect of the Loan and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Lender to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

                  (b) Enforcement of Right. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies against a Guarantor and all rights of set-off.

Section 10.

MISCELLANEOUS

         10.1     NOTICES.

         Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Credit Parties and the Lender, set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

                  if to any Credit Party:

                  Tractor Supply Company
                  320 Plus Park Blvd.
                  Nashville, Tennessee 37217
                  Attn: Chief Financial Officer
                  Telephone: (615) 366-4600
                  Telecopy:

                  if to the Lender:

                  SunTrust Bank
                  P.O. Box 305110
                  Nashville, Tennessee 37230-5110
                  Attn: Tracy Elliott and
                        Allen Oakley
                  Telephone:  (615) 748-5115
                              (615) 748-5934
                  Telecopier: (615) 748-5117

         10.2     RIGHT OF SET-OFF; ADJUSTMENTS.

         Upon the occurrence and during the continuance of any Event of Default, Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement, under the Note, under any other Credit Document or otherwise, irrespective of whether Lender shall have made any demand under hereunder or thereunder and although such obligations may be unmatured. Lender agrees promptly to notify any affected Credit Party after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 10.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Lender may have.

         10.3     BENEFIT OF AGREEMENT.

                  (a) This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Credit Parties may assign or transfer any of its interests and obligations without prior written consent of the Lender; provided further that the rights of Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this
         Section 10.3.

                  (b) Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of the Loan and the Note); provided, however, that

                           (i) each such assignment shall be to an Eligible Assignee;

                           (ii) except in the case of an assignment of all of Lender's rights and obligations under this Credit Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

                           (iii) each such assignment by Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Credit Agreement and the Note; and

                           (iv) the parties to such assignment shall execute and deliver to the Lender for its acceptance an Assignment and Acceptance in the form of Exhibit 10.3(b) hereto, together with any Note subject to such assignment and a processing fee of $3,500.

         Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of Lender hereunder and the Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 10.3(b), the assignor, the Lender and the Credit Parties shall make appropriate arrangements so that, if required, a new Note is issued to the assignor and the assignee. If the assignee is not a United States person under Section 7701(a)(30) of the Code, it shall deliver to the Credit Parties and the Lender certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.4.

                  (c) The Lender shall maintain at its address referred to in Section 10.1 a copy of each Assignment and Acceptance delivered to and accepted by it.

                  (d) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Lender shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit 10.3(b) hereto, accept such Assignment and Acceptance and give prompt notice thereof to the parties thereto.

                  (e) Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Credit Agreement (including all or a portion of its Loan); provided, however, that (i) Lender's obligations under this Credit Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit yield protection provisions contained in Sections 3.4 through
         3.7 the right of set-off contained in Section 10.2, and (iv) the Credit Parties shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations under this Credit Agreement, and Lender shall retain the sole right to enforce the obligations of the Credit Parties relating to the Credit Party Obligations owing to Lender and to approve any amendment, modification, or waiver of any provision of this Credit Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on the Loan or Note, extending any scheduled principal payment date or date fixed for the payment of interest on the Loan or Note).

                  (f) Notwithstanding any other provision set forth in this Credit Agreement, Lender may at any time assign and pledge all or any portion of the Loan and Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the Lender from its obligations hereunder.

                  (g) Lender may furnish any information concerning the Consolidated Parties in the possession of Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 10.14 hereof.

         10.4     NO WAIVER; REMEDIES CUMULATIVE.

         No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

         10.5     EXPENSES; INDEMNIFICATION.

                  (a) The Credit Parties jointly and severally agree to pay on demand all costs and expenses of the Lender in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Credit Agreement, the other Credit Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Lender (including the cost of internal counsel) with respect thereto and with respect to advising the Lender as to its rights and responsibilities under the Credit Documents. The Credit Parties further jointly and severally agree to pay on demand all costs and expenses of the Lender, if any (including, without limitation, reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Credit Documents and the other documents to be delivered hereunder.

                  (b) The Credit Parties jointly and severally agree to indemnify and hold harmless the Lender and each of its Affiliates and its respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan (including any of the foregoing arising from the negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Credit Parties, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Credit Parties agree not to assert any claim against the Lender, any of its Affiliates, or any of its respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan.

                  (c) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 10.5 shall survive the repayment of the Loan and other obligations under the Credit Documents.

         10.6     AMENDMENTS, WAIVERS AND CONSENTS.

         Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Lender.

         10.7     COUNTERPARTS.

         This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

         10.8     HEADINGS.

         The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

         10.9     SURVIVAL.

         All indemnities set forth herein, including, without limitation, in
Section 3.4 or 10.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loan, the repayment of the Loan and other obligations under the Credit Documents, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Note and the making of the Loan .

         10.10    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

                  (a) THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of Tennessee, or of the United States located in the State of Tennessee, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

                  (b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (c) TO THE EXTENT PERMITTED BY LAW, THE LENDER AND EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

         COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         10.11    SEVERABILITY.

         If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

         10.12    ENTIRETY.

         This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

         10.13    BINDING EFFECT; TERMINATION.

                  (a) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lender and it shall have been executed by each Credit Party and the Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Lender and their respective successors and assigns.

                  (b) The term of this Credit Agreement shall be until no Loan or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding, all of the Credit Party Obligations have been irrevocably satisfied in full.

         10.14    CONFIDENTIALITY.

         The Lender agrees to keep confidential any information furnished or made available to it by the Credit Parties pursuant to this Credit Agreement; provided that nothing herein shall prevent Lender from disclosing such information (a) to any Affiliate of Lender, or any officer, director, employee, agent, or advisor of Lender or Affiliate of Lender, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to Lender other than as a result of a disclosure by Lender prohibited by this Credit Agreement, (g) in connection with any litigation to which Lender or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document, and (i) subject to provisions substantially similar to those contained in this Section 10.14, to any actual or proposed participant or assignee.

         10.15    USE OF SOURCES.

         Lender hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the course of funds to be used by Lender in connection with the financing hereunder:

                  (a) no part of such funds constitutes assets allocated to any separate account maintained by Lender in which any employee benefit plan (or its related trust) has any interest;

                  (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by Lender, Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan;

                  (c) to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(e)(a)(A) of ERISA; or

                  (d) such funds constitute assets of one or more specific benefit plans which Lender has identified in writing to the Borrower.

         As used in this Section 10.15, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in
Section 3 of ERISA.

         10.16    CONFLICT.

         To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

                           [Signature Page to Follow]

         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.


BORROWER:                           TRACTOR SUPPLY COMPANY



                                    By: /s/ Calvin B. Massmann
                                        ---------------------------------------

                                    Title: Sr. Vice President-CFO and Treasurer
                                           ------------------------------------

LENDER:                             SUNTRUST BANK



                                    By: /s/ Allen K. Oakley
                                        ---------------------------------------

                                    Title: Managing Director
                                           ------------------------------------

GUARANTORS:
                                    -------------------------------------------



                                    By:
                                       ----------------------------------------

                                    Title:
                                          -------------------------------------

                                    -------------------------------------------



                                    By:
                                       ----------------------------------------

                                    Title:
                                          -------------------------------------

                                                                   EXHIBIT 10.54

                                  SCHEDULE 1.1
                                      LIENS

         The Company has granted mortgages on various store properties owned by the Company which serve as security for the Company's outstanding indebtedness with Mutual Life Insurance Company of New York and MONY Life Insurance Company of America as described on Schedule 8.1. The Company incurred this indebtedness for working capital purposes.

The underlying locations are as follows:

Cedar Rapids, IA
Delaware, OH
Lansing, MI
Mankato, MN
Mason City, IA
No. Little Rock, AR
Rochester, MN
Evansville, IN
Marshalltown, IA
Port Huron, MI
Fort Wayne, IN
Paducah, KY
Battle Creek, MI
Lebanon, PA
Tiffin, OH
Charlotte, MI
Devils Lake, ND
Victoria, TX
Moorhead, MN
Hillsdale, MI
Wichita Falls, TX
Burleson, TX
Topeka North, KS

                                  SCHEDULE 6.12
                                  SUBSIDIARIES

NONE

                                  SCHEDULE 6.19
                               LOCATION OF ASSETS


             Chief Executive Office and Principal Place of Business:

TRACTOR SUPPLY COMPANY

320 PLUS PARK BOULEVARD

                           Nashville, Tennessee 37217

                              Phone: 615-366-4600
                            www.tractorsupplyco.com
                            -----------------------

                                  SCHEDULE 6.23
                                  LABOR MATTERS


1. Agreement, effective August 1, 1999, between the Company and General Drivers & Helpers Union, Local #554.

                                  SCHEDULE 7.6
                            CERTIFICATE OF INSURANCE


[TO BE ATTACHED]

                                  SCHEDULE 8.1
                             EXISTING INDEBTEDNESS


                                                                  BALANCE AT
                AGREEMENT NAME                                SEPTEMBER 30, 2000
                --------------                                ------------------
Note Agreement Between Tractor Supply Company                    $3,690,504.12
and Mutual Life Insurance Company of New York
and MONY Life Insurance Company of America
dated as of April 1, 1988, as amended by that certain
First Amendment to Note Agreement, dated April 1,
1991, as further amended by that certain Second
Amendment to Note Agreement, dated as of February 1,
1992, as further amended by that certain Third Amendment
to Note Agreement, dated as of July 1, 1993.

Loan Agreement Between Tractor Supply Company                    $10,357,128.00
and SunTrust Bank, N.A., dated as of June 30, 1998. This
Agreement will be amended and restated simultaneous with
the closing under the Credit Agreement.

Capital lease obligations, various (See attached)                $ 3,350,072.52

                                  SCHEDULE 8.9
                          TRANSACTIONS WITH AFFILIATES


         The Company leases its management headquarters and seven of its stores from certain current and former members of its Board and senior management, their wives, and certain entities controlled by them. Such persons entered into these transactions principally to realize certain passive loss tax benefits that were available at the time of entering into the leases, but were significantly reduced by the Tax Reform Act of 1986. The Company believes these transactions were consummated on general business terms comparable to those which would have been available if they had been entered into with unrelated parties. The Company does not intend to enter into any such transactions in the future without the approval of its independent Audit Committee.

         Pursuant to a lease agreement dated September 15, 1986, the Company leases its management headquarters from GOF Partners, a general partnership of which Messrs. Scarlett, Maxwell and Flood (each of whom are current executive officers and/or directors of the Company) and two former members of the Board and senior management of the Company, are the general partners. In September 1996, the Company exercised its option to renew the lease for two successive five-year terms ending on February 9, 2007. Monthly rent is $30,000 for the first five years, $32,000 for the second five years, $35,000 for the first renewal term and $39,000 for the second renewal term. The Company has the option to terminate the lease at any time after the end of the initial lease term by offering to purchase the premises at a price of $4,775,000. If GOF Partners were to reject the Company's offer to purchase, the lease would terminate 90 days after the date of the offer.

         On January 1, 1986, the Company entered into capitalized sale-leaseback transactions with Mr. Scarlett and his wife for its Omaha, Nebraska store, two former members of the Board and senior management of the Company and their wives for its Corpus Christi, Texas; Toledo, Ohio; Waterloo, Iowa; and Sioux Falls, South Dakota stores, Mr. Maxwell and his wife for its Nashville, Tennessee store and Mr. Flood and his wife for its Mandan, North Dakota store. The Company sold and leased back and provided the financing for such properties at estimated fair values totaling $2,575,000. Management determined such sale prices based on the appraised value of comparable stores acquired by the Company around that time. The related gains arising from the sale-leaseback of these properties are deferred and amortized on a straight-line basis over the lives of the related leases. Properties under capital leases acquired through such sale-leaseback transactions have been reduced by the related deferred gains on the properties and are classified with property and equipment on the Company's financial statements. Pursuant to substantially similar lease agreements dated January 1, 1986, the Company leases such stores for initial terms of 20 years, commencing on January 1, 1986 and ending on December 31, 2005, subject to renewal at the option of the Company for two successive five-year terms. The Company has the option to terminate such leases after December 31, 1995 by offering to purchase the premises at purchase prices ranging from $389,500 to $523,500 for the Corpus Christi, Texas store to $934,800 to $1,256,300 for the Omaha, Nebraska store, depending on the date of the offer. If the landlord were to reject an offer to purchase a particular store, the lease would terminate 90 days after the date of the offer. Monthly rent payments under such leases range from $2,580 to $6,081 for the Corpus Christi,

Texas store to $6,193 to $14,595 for the Omaha, Nebraska store. Rent payments under all such leases totaled approximately $425,000 for the fiscal year ended December 27, 1997. All of the 20 year nonrecourse installment deed notes between the Company and such executive officers and/or directors and their wives were subsequently repaid. The balance of these capitalized lease obligations, which are included in total capital lease obligations on the Company's financial statements, was $1,396,000 as of January 1, 2000.

         The leases do not contain any restrictions on assignment by the landlords. Moreover, if a landlord were to sell or otherwise transfer the leased premises, it would not remain secondarily liable under the lease; rather, the purchaser or transferee would be deemed, without any agreement with the Company, to have assumed all of the obligations of the landlord arising after the date of such sale or transfer.

         Pursuant to a Consulting and Noncompetition Agreement between the Company and Thomas J. Hennesy, III, dated as of May 1, 1991, Mr. Hennesy, who is a former director and executive officer of the Company, has agreed to provide consulting and advisory services to the Company from July 1, 1995 to June 30, 2000 and not to compete with the Company during such period and for two years thereafter. During such seven-year period, the Company will pay Mr. Hennesy a fee of $150,000 per annum and will provide him and his wife with certain health benefits.

         Pursuant to a Consulting Agreement between the Company and Thomas O. Flood, dated as of August 31, 1999, Mr. Flood, who is currently a director of the Company, has agreed to provide consulting and advisory services to the Company from January 1, 2000 to December 31, 2000. During such period, the Company will pay Mr. Flood a fee of $199,992. Pursuant to a Noncompetition Agreement between the Company and Thomas O. Flood, dated as of August 31, 1999, Mr. Flood, who is currently a director of the Company, has agreed not to compete with the Company for the period from September 1, 1999 through December 31, 2004. During such five-year period, the Company will provide Mr. Flood and his wife with certain health benefits.

                                                                   EXHIBIT 10.54


                                 EXHIBIT 7.1(C)
                    FORM OF OFFICER'S COMPLIANCE CERTIFICATE


TO:      SunTrust Bank
         P.O. Box 305110
         Nashville, Tennessee 37230-5110
         Attn: Allen Oakley or Tracy Elliott

RE: Amended and Restated Loan Agreement dated as of November 3, 2000 among Tractor Supply Company (the "Borrower"), the Subsidiary Guarantors, and SunTrust Bank (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement"; all capitalized terms used herein and not otherwise defined shall have the meanings provided in the Credit Agreement)


DATE:    _____________________, 20____

         Pursuant to the terms of the Credit Agreement, I, ____________________ [Chief Financial Officer] of Tractor Supply Company (the "Borrower"), hereby certify on behalf of the Borrower that the statements below are accurate and complete in all respects:

                  (a) No Default or Event of Default exists under the Credit Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken with respect thereto.

                  (b) The quarterly/annual financial statements for the fiscal quarter/year ended ____________________, 20____ which accompany this certificate fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP.

                  (c) Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements referred to in paragraph (b) above) demonstrating compliance by the Credit Parties with the financial covenants contained in Section 7.11 of the Credit Agreement.

                                 TRACTOR SUPPLY COMPANY, a Delaware
                                 corporation



                                 By:
                                    -------------------------------------------

                                 Title:
                                       ----------------------------------------

                                   SCHEDULE 1

                            TO OFFICER'S CERTIFICATE


1.       Current Ratio

         (a)      Current Assets                                                $________________________

         (b)      Current Liabilities                                           $________________________

         (c)      Revolving Obligations Outstanding                             $________________________

         (d)      [(b) + (c)]                                                   $________________________

         (e)      Current Ratio [(a)/(d)]                                       ____________________: 1.0

2.       Fixed Charge Coverage Ratio

         (a)      Consolidated EBITR                                            $________________________

         (b)      Consolidated Interest Expense                                 $________________________

         (c)      Scheduled Funded Debt Payments                                $________________________

         (d)      Consolidated Rental Expense                                   $________________________

         (e)      [(b) + (c) + (d)]                                             $________________________

         (f)      Fixed Charge Coverage Ratio [(a)/(e)]                         ____________________: 1.0

3.       Leverage Ratio

         (a)      Funded Indebtedness of the Consolidated Parties               $________________________

         (b)      Consolidated Rental Expense                                   $________________________

         (c)      [(a) + (b)]                                                   $________________________

         (d)      Consolidated EBITDA                                           $________________________

         (e)      Consolidated Rental Expense                                   $________________________

         (f)      [(d) + (e)]                                                   $________________________

         (g)      Leverage Ratio
                  [(c)/(f)]                                                     ____________________: 1.0

4.       Net Worth

         (a)      Actual Net Worth as of the fiscal period
                  referred to above                                             $________________________

         (b)      $133,200,000                                                  $________________________

         (c)      0.50 x cumulative Consolidated Net Income
                  (without deductions for any losses)                           $________________________

         (d)      Net Cash Proceeds from Equity Issuances
                  subsequent to Closing Date                                    $________________________

         (e)      Net Worth required by Section 7.11(d)
                  [(b) + (c) + (d)]                                             $________________________

                                                                    EXHIBIT 7.12

                            FORM OF JOINDER AGREEMENT


         THIS JOINDER AGREEMENT (this "Agreement"), dated as of _____________, 20____, is entered into between ______________________________, a
_________________________________________ (the "New Subsidiary") and SUNTRUST
BANK, in its capacity as Lender (the "Lender") under that certain Amended and Restated Loan Agreement dated as of November 3, 2000 (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement") among Tractor Supply Company (the "Borrower"), the Subsidiary Guarantors, and Lender. All capitalized terms used herein and not otherwise defined shall have the meanings provided in the Credit Agreement.

         The New Subsidiary and the Lender hereby agree as follows:

         1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement. the New Subsidiary will be deemed to be a Credit Party under the Credit Agreement and a "Subsidiary Guarantor" for all purposes of the Credit Agreement and shall have all of the obligations of a Subsidiary Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Credit Parties set forth in Section 6 of the Credit Agreement,
(b) all of the affirmative and negative covenants set forth in Sections 7 and 8 of the Credit Agreement and (c) all of the guaranty obligations set forth in
Section 4 of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby guarantees, jointly and severally with the other Subsidiary Guarantors, to the Lender, as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Credit Party Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Subsidiary Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The New Subsidiary hereby represents and warrants to the Lender that
(a) set forth on Schedule A attached hereto is the chief executive office and principal place of business of the New Subsidiary and (b) set forth on Schedule B attached hereto is a complete and accurate list of all Subsidiaries of the New Subsidiary. Each of Schedule 6.12 and Schedule 6.19 of the Credit Agreement are hereby deemed amended to include the information on Schedules A and B attached hereto, as applicable.

         2. The New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such documents and instruments as requested by the Lender in accordance with Section 7.12 of the Credit Agreement.

         3. The address of the New Subsidiary for purposes of Section 10.1 of the Credit Agreement is as follows:



                           -----------------------------

                           -----------------------------

                           -----------------------------

                           -----------------------------

         4. The New Subsidiary hereby waives acceptance by the Lender of the guaranty by the New Subsidiary under the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

         5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

         6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Lender has caused the same to be accepted by its authorized officer, as of the day and year first above written.


                                   --------------------------------------------

                                   By:
                                      -----------------------------------------

                                   Title:
                                         --------------------------------------

Acknowledged and accepted:

SUNTRUST BANK



By:
   ------------------------------------

Title:
      ---------------------------------

                                                                 EXHIBIT 10.3(B)

                        FORM OF ASSIGNMENT AND ACCEPTANCE

         Reference is made to that certain Amended and Restated Loan Agreement dated as of November 3, 2000 (as amended, modified, extended or restated from time to time, the "Credit Agreement") among Tractor Supply Company (the "Borrower"), the Subsidiary Guarantors, and SunTrust Bank (the "Lender"). All capitalized terms used herein and not otherwise defined shall have the meanings provided in the Credit Agreement.

         The "Assignor" and the "Assignee" referred to on Schedule 1 attached hereto agree as follows:

         1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Credit Documents as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Credit Documents.

         2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under the Credit Documents or any other instrument or document furnished pursuant thereto.

         3. The Assignee (i) represents and warrants that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) which makes or acquires loans in the ordinary course of business and that it will make or acquire Loans for its own account in the ordinary course of business, (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; and (iv) confirms that it is an Eligible Assignee.

         4. Upon acceptance and recording by the Assignor of this Assignment and Acceptance (the "Effective Date"), (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of the Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

         5. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

         6. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         7. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

         IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment Agreement to be executed by their officers thereunto duly authorized as of the date hereof.

                                                                  , as Assignor
                                   -------------------------------



                                   By:
                                      -----------------------------------------

                                   Title:
                                         --------------------------------------

                                                                  , as Assignee
                                   -------------------------------



                                   By:
                                      -----------------------------------------

                                   Title:
                                         --------------------------------------

                                   Notice address of Assignee:



                                   --------------------------------------------

                                   --------------------------------------------
                                   Attn:
                                        ---------------------------------------
                                   Telephone:
                                             ----------------------------------
                                   Telecopy:
                                            -----------------------------------


CONSENTED TO:

TRACTOR SUPPLY COMPANY, a
Delaware corporation



By:
   ----------------------------------

Title:
      -------------------------------

                                   SCHEDULE 1
                                       TO
                            ASSIGNMENT AND ACCEPTANCE


(a)      Date of Assignment                              _________________

(b)      Legal Name of Assignor                          _________________

(c)      Legal Name of Assignee                          _________________

(d)      Effective Date of Assignment                    _________________

(e)      Principal amount of Loan assigned on
         Effective Date                                  $________________